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                                                                      Exhibit 99

FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
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Steven M. Edelman
Interim Chief Executive Officer
(216) 781-4030


FOR IMMEDIATE RELEASE


             FIRST UNION REPORTS ANTICIPATED LOSS IN SECOND QUARTER;
                  SUSPENDS SECOND QUARTER COMMON SHARE DIVIDEND
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CLEVELAND, OHIO, JUNE 15, 1998 - FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR)
today reported the following: (Note: A conference call will take place today at 4:00 p.m. EDT. Please refer to the invitation to participate at the end of this release.)

The Trust expects income from operations for the second quarter to result in a loss of approximately $18.8 million, or $.60 per share, due to, among other things, extraordinary expenses recognized in the second quarter of the year of approximately $17.5 million incurred in connection with the recent proxy fight and in connection with the change-in-control that occurred resulting from the former Trustees' unwillingness to approve the nomination or election of the nominees proposed by Gotham Partners, L.P. These expenses include the following approximate amounts:

$3.2  million for the Trust's proxy expenses and fees.

$3.4 million in cash severance to former Chairman and Chief Executive Officer, James C. Mastandrea, on May 18th, and vesting of 128,000 shares of restricted stock.

$5.0 million due to lifting of restrictions on restricted shares, which followed the Trust's change in control.

$2.25 million reserve for loss on a contract to purchase a San Diego parking facility.

$3.1 million reserve for reimbursement of Gotham Partners, L.P.'s proxy expenses and legal fees. Gotham has agreed to postpone without interest its receipt of its reimbursement until the Trust's financial condition has improved.

The Board announced that on Friday, June 12, 1998, the Trust received a notice of default from National City Bank, the administrative agent for the lenders under the Trust's $125 million credit facility, under which the Trust has drawn approximately $100 million.

The lenders under the Trust's $125 million credit facility have proposed a waiver of the change of control in exchange for a fee. The Trust is currently in discussion with these lenders to negotiate an acceptable waiver.

The Board also announced that the Imperial Parking subsidiary of First Union Management, Inc. reported that it was in technical default of financial covenants under an approximately $25 million (U.S.) credit

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facility largely due to losses at Imperial's VenTek manufacturing subsidiary.
The Imperial Parking lenders have proposed a six-month waiver of these financial covenants in exchange for a 0.25% fee. Imperial Parking is currently in discussion with these lenders regarding an acceptable waiver.

Bill Ackman, Chairman of First Union, indicated that he was confident that the Trust would succeed in renegotiating and/or replacing the Trust's outstanding credit facilities, stating, "We are currently in discussions with the Trust's lenders about obtaining a waiver and extension of the Trust's debt obligations. We are simultaneously seeking replacement financing for these obligations in the event we are unsuccessful in negotiating with the Trust's lenders. While we have had significant interest from potential new lenders to the Trust, we have not yet negotiated suitable replacement financing."

In light of the Trust's anticipated quarterly results and its financial condition, the Board of Trustees has voted unanimously to suspend the Trust's quarterly dividend. In addition, the Board announced a new dividend policy. The Trust intends to suspend its program of quarterly common dividends and to adopt a policy of making only the minimum required distributions to maintain REIT status. In order to facilitate this approach, the Trust will make annual dividend distributions at the end of each calendar year of the Trust. Under this new policy, the Trust will be able to estimate more accurately the minimum amount of dividends required to maintain the Trust's REIT status in order to maximize the amount of capital retained for operations or future acquisitions. Based on current estimates of 1998 Trust taxable income, the Trust does not anticipate any additional common dividend distributions this year. The Board did declare a quarterly dividend for its Series A Cumulative Convertible Preferred Shares of $.525 for the second quarter ended June 30, 1998. The dividend is payable July 31, 1998 to preferred shareholders of record June 30, 1998.

The Board is analyzing all of the Trust's assets to assess their ongoing potential to contribute to shareholder value. As part of this process, the Trust has decided not to close on an uneconomic contract to purchase a parking structure near the San Diego, California airport. The Trust has a deposit of $2.25 million at risk. The Trust's attorneys are reviewing its rights and options under the contract, however, there is a reasonable likelihood that the Trust will lose some or all of its deposit.

The Board of Trustees has elected William A. Ackman as Chairman and David P. Berkowitz as Vice Chairman. The Board's Executive Committee consists of Mr. Ackman, Chairman, Mr. Berkowitz, Stephen J. Garchik, Mary Ann Tighe and James A. Williams. The Board's Audit Committee consists of Daniel Altobello, Chairman, Mr. Berkowitz and Allen Ford. The Board has created a Special Litigation Committee to review possible claims against former Trustees and others due to their past conduct. That committee consists of David S. Klafter, Chairman, Steven S. Snider and James A. Williams.

Besides the people mentioned above, the Trustees also include William E. Conway, Allen H. Ford, Russell R. Gifford and Daniel Shuchman. Except for Messrs. Gifford, Ford and Conway, all other prior Trustees have resigned.

The Interim Chief Executive Officer of the Trust is Chief Financial Officer, Steven M. Edelman. The Board is in discussions with a number of potential CEO candidates and is continuing an active search for a new Chief Executive Officer.

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The Board has discharged Squire, Sanders & Dempsey and Thompson, Hine & Flory as
counsel and retained Hahn, Loeser & Parks LLP and Fried Frank Harris Shriver & Jacobson LLP. The new counsel will work with the exiting counsel to ensure a smooth transition.

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the company with the SEC on Form 10K.

First Union Real Estate Investments is a real estate investment trust (REIT) headquartered in Cleveland, Ohio, and traded on the New York Stock Exchange.

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A CONFERENCE CALL WILL BE HELD TODAY, JUNE 15, 1998 AT 4:00 P.M. EST. ALL
SHAREHOLDERS ARE WELCOME TO PARTICIPATE BY DIALING #212-748-2220. PLEASE REFER TO PASSWORD "CURRENT EVENTS". THERE WILL BE A TAPED REPLAY OF THIS CONFERENCE CALL BEGINNING TUESDAY, 9:00 A.M., JUNE 16 THROUGH FRIDAY, JUNE 19 AT 5:00 P.M. EST. YOU MAY LISTEN TO THIS TAPED REPLAY BY DIALING #913-385-6780, REFER TO PIN NUMBER #2002.